Exhibit 99.1

The LGL Group, Inc. Reports Second Quarter 2012 Financial Results

ORLANDO, FL, August 8, 2012 – The LGL Group, Inc. (NYSE Amex: LGL) (the “Company”), announced results for the three and six months ended June 30, 2012.

Total revenues for the three months ended June 30, 2012, were approximately $7,582,000, a decrease of 21.4% compared to revenues of $9,646,000 for the comparable period in 2011.  The Company reported a net loss of ($215,000), or diluted loss per share of ($0.08), for the three months ended June 30, 2012, compared with net income of $346,000, or earnings per share of $0.13, for the same period in 2011.  Sequentially, net loss for second quarter 2012 was improved by 63.7%, or $387,000, compared to net loss of ($593,000), or diluted loss per share of ($0.23) for first quarter 2012.

Total revenues for the six months ended June 30, 2012, were approximately $14,756,000, a decrease of 20.9% compared to revenues of $18,666,000 for the comparable period in 2011.  The Company reported a net loss of ($808,000), or diluted loss per share of ($0.31), for the six months ended June 30, 2012, compared with net income of $587,000, or earnings per share of $0.23, for the same period in 2011.

The decrease in revenues for first six months of 2012 was primarily due to reduced demand from existing clients for existing products in our Internet Communications Technology (“ICT”), and Military, Aeronautics and Instrumentation (“Mil/Aero”) market segments, which was driven by ongoing delays in ICT infrastructure spending and uncertainty related to government budget and spending cycles.  The decrease in net income is a direct result of the decrease in revenues, as well as a decline in gross margin as compared to the same period in 2011, which was the result of pricing and cost pressures throughout the supply chain and of spreading fixed infrastructure costs over a smaller revenue base.

Greg Anderson, LGL’s President and Chief Executive Officer, said, “We are continuing to feel the effects of the prevailing macroeconomic weakness, which is also impacting our major OEM customers and EMS suppliers across the supply chain.  While our results reflect the business cycle that we are working through, we made strides to improve costs compared to first quarter 2012, and our balance sheet remains strong.  We remain in excellent position with our clients.”

Gross margin for second quarter 2012, was 26.5%, compared to 22.3% for first quarter 2012.  The improvement in gross margin came from a 5.7% increase in sequential quarterly revenues, as well as some variable cost improvements from first quarter 2012.  Gross margin for second quarter 2012 was reduced by 5.3 percentage points compared to gross margin of 31.8% for the comparable period in 2011.  The decrease in gross margin was primarily due to the 21.4% decrease in revenues for the second quarter of 2012 compared to the same period in 2011, which spread fixed infrastructure costs over a smaller revenue base.

The Company’s order backlog at June 30, 2012, was $9,526,000, which was a 7.1% increase compared the backlog of $8,895,000 at March 31, 2012.  Mr. Anderson said, “We are encouraged by the modest improvement in order activity from our Mil/Aero customers, as well as the continuing strength in engineering requests that have the potential to lead to new product revenue in future quarters.  We continue our focus on applications that support 3G/4G/LTE wireless infrastructure, microwave radio internet data backhaul and radios for public service, military and avionics.”

Investor’s Conference Call Scheduled for Thursday, August 9, 2012, at 11:00 a.m. ET

An investor conference call is scheduled for Thursday, August 9, 2012 at 11:00 a.m. ET.  The purpose of the call is to discuss the Company’s second quarter 2012 earnings results, current business activities and strategy.  The Company’s President and Chief Executive Officer, Greg Anderson, will host the audio event.

The investor conference call will be held following the 2012 Annual Meeting of Stockholders, which will be held earlier that morning at 9:00 a.m. ET, at the Union League Club, 38 East 37th Street, New York, NY 10016.  A conference room will be available after the Annual Meeting for stockholders who would like to attend the investor conference call.

Presentation materials will be available on the LGL website by 6:00 p.m. ET on Wednesday, August 8, 2012: www.lglgroup.com.

Participants are invited to “attend” the online meeting using Conferencing Center LIVE; or access the conference call at (800) 894-5910 for domestic callers and (785) 424-1052 for international callers.  The participant code is LGLIR809.

To attend the event, participants are asked to click on the following link: Join the meeting. Participants may also copy and paste the following information into their web browser: https://www.livemeeting.com/cc/conferencingevent/join.

The meeting ID is: LGLIR809; the entry code is: ATTEND.

About The LGL Group, Inc.

The LGL Group, Inc., through its wholly-owned subsidiary MtronPTI, manufactures and markets highly engineered electronic components used to control the frequency or timing of signals in electronic circuits.  These devices are used extensively in infrastructure equipment for the telecommunications and network equipment industries.  They are also used in electronic systems for military applications, avionics, earth-orbiting satellites, medical devices, instrumentation, industrial devices and global positioning systems. The Company has operations in Orlando, Florida, Yankton, South Dakota and Noida, India.  MtronPTI also has sales offices in Hong Kong and Shanghai, China.

For more information on the Company and its products and services, contact R. LaDuane Clifton, Chief Accounting Officer, The LGL Group, Inc., 2525 Shader Rd., Orlando, Florida 32804, (407) 298-2000, or visit the Company’s Web site: www.lglgroup.com.

Caution Concerning Forward Looking Statements

This document includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in The LGL Group’s filings with the U.S. Securities and Exchange Commission.

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Contact

R. LaDuane Clifton
The LGL Group, Inc.
lclifton@lglgroup.com
(407) 298-2000

THE LGL GROUP, INC.
Condensed Consolidated Statements of Operations - UNAUDITED

(Dollars in Thousands, Except Per Share Amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011

REVENUES	$7,582	$9,646	$14,756	$18,666
Cost and expenses:
Manufacturing cost of sales	5,575	6,583	11,152	12,661
Engineering, selling and administrative	2,297	2,499	4,695	5,058
Total Cost and Expenses	7,872	9,082	15,847	17,719
OPERATING INCOME (LOSS)	(290)	564	(1,091)	947
Total Other Expense	(36)	(24)	(94)	(27)
INCOME (LOSS) BEFORE INCOME TAXES	(326)	540	(1,185)	920
Income tax benefit (provision)	111	(194)	377	(333)

NET INCOME (LOSS)	$(215)	$346	$(808)	$587

Weighted average number of shares used in basic and diluted EPS calculation	2,599,866	2,617,260	2,597,554	2,549,580

BASIC AND DILUTED NET INCOME (LOSS) PER COMMON SHARE	$(0.08)	$0.13	$(0.31)	$0.23

THE LGL GROUP, INC.
Condensed Consolidated Balance Sheets – UNAUDITED

(Dollars in Thousands)

	June 30, 2012	December 31, 2011 (A)
ASSETS
Cash and cash equivalents	$7,926	$13,709
Restricted cash	4,000	--
Accounts receivable, less allowances of $75 and $131, respectively	4,245	4,309
Inventories, net	5,908	5,676
Deferred taxes	960	960
Prepaid expenses and other current assets	259	292
Total current assets	23,298	24,946
Property, plant and equipment, net	4,813	4,530
Other assets	3,298	2,945
Total assets	$31,409	$32,421
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities	$6,443	$6,828
Long-term debt, net of current portion	--	--
Total Liabilities	6,443	6,828
Stockholders’ Equity	24,966	25,593
Total Liabilities and Stockholders’ Equity	$31,409	$32,421

(A)
The Condensed Consolidated Balance Sheet as of December 31, 2011 has been derived from the audited consolidated financial statements at that date, but does not include all of the information and footnotes required by accounting principles generally accepted in the United States for complete financial statements.